Foley & Lardner
                        Attorneys at Law

                         Firstar Center
                    777 East Wisconsin Avenue
                Milwaukee, Wisconsin  53202-5367
                    Telephone (414) 271-2400


December 21, 1995

Perritt Capital Growth Fund, Inc.
680 North Lake Shore Drive, Suite 2038
Chicago, IL  60611

Gentlemen:

          We have acted as counsel for you in connection with the preparation of a Registration Statement on Form N-1A and amendments thereto relating to the sale by you of an indefinite amount of Perritt Capital Growth Fund, Inc. ("Fund") Common Stock, $.01 par value (such Common Stock being hereinafter referred to as the "Stock"), in the manner set forth in the Registration Statement.
In this connection we have examined: (a) the Registration Statement of Form N-1A and all amendments thereto; (b) the Rule 24f-2 Notice for the fiscal year ended October 31, 1995 dated December 21, 1995;
(c) corporate proceedings relative to the authorization for the issuance of shares of the Stock; and (d) such other proceedings, documents and records as we deem necessary to enable us to render this opinion.

          Based on the foregoing, we are of the opinion that the shares of Stock sold in the fiscal year ended October 31, 1995, in reliance upon registration pursuant to Rule 24f-2 under the Investment Company Act of 1940 and in manner set forth in the Registration Statement, were legally issued, fully paid and nonassessable. We have not examined the stock register books of the Fund. In opining that the shares of Stock sold in the fiscal year ended October 31, 1995 were fully paid, we have relied upon the certificate of an officer of the Fund as to the consideration received for such shares.

                                   Very truly yours,

                                   FOLEY & LARDNER